EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) REPORTS SECOND QUARTER 2004 RESULTS

WASHINGTON, D.C. – August 16, 2004:  Bresler & Reiner, Inc. reported net income of $636,000 or $0.23 per common share on revenues of $17,544,000 for the three months ended June 30, 2004.  For the comparable period in 2003, the Company reported net income of $2,939,000 or $1.07 per common share on revenues of $8,575,000.

For the six months ended June 30, 2004, the Company reported net income of $928,000 or $0.34 per common share on revenues of $31,908,000.  For the comparable period in 2003, the Company reported net income of $2,778,000 or $1.01 per common share on revenues of $15,900,000.

Funds from operations is defined by the Company as net income computed in accordance with GAAP, excluding gains and losses, net of tax, on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Funds from operations were $3,764,000 (reflecting net income of $636,000 plus depreciation and amortization of $3,128,000) for the three month period ended June 30, 2004 and $3,081,000 (reflecting net income of $2,939,000, plus depreciation and amortization of $1,853,000, minus gain on sale of properties, net of tax of $1,711,000) for the comparable period in 2003, an increase of 22.2%.  Funds from operations were $6,929,000 (reflecting net income of $928,000 plus depreciation and amortization of $6,001,000) for the six month period ended June 30, 2004 and $4,206,000 (reflecting net income of $2,778,000, plus depreciation and amortization of $3,139,000, minus gain on sale of properties, net of tax of $1,711,000), for the comparable period in 2003, an increase of 64.7%.

Mr. Sidney M. Bresler, Chief Executive Officer, stated that the increase in revenues and funds from operations for the three and six months ended June 30, 2004, is primarily attributed to the commercial and residential  properties the Company acquired in the second half of 2003 and the first half of 2004 as well as sales of developed residential lots.  Mr. Bresler further stated that the decrease in net income for the three and six months ended June 30, 2004, is primarily attributed to a gain recorded in 2003 on the sale of a nursing home, and added that an effect of acquiring properties over the course of the last year was an increase in the amount of depreciation and amortization expense.

About the Company:

Bresler & Reiner, Inc. owns and operates residential, commercial and hospitality properties, principally in the Washington, DC, Orlando, Florida and Philadelphia, Pennsylvania metropolitan areas.

Supplemental Information:

SEC Filings (Forms 10-Q and 10-K) and supplemental information packages (Form 8-K’s) are available at www.breslerandreiner.com or may be requested in e-mail or hard copy formats.

For additional information, contact:

Sidney M. Bresler, CEO

Bresler & Reiner, Inc.

11140 Rockville Pike

Suite 620

Rockville, MD  20852

(301) 945-4300

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to complete development projects in a timely manner and within budget; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through keeping existing tenants and securing new ones; our ability to secure tenants for the residential and commercial properties that we develop; changes in the interest rate environment which will affect our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.

BRESLER & REINER, INC.

SUPPLEMENTAL FINANCIAL DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

REVENUES

Homebuilding, residential lots and other development	$3,309,000	$—	$6,038,000	$183,000
Rentals - commercial	8,809,000	4,072,000	15,231,000	8,190,000
Rentals - residential	2,439,000	390,000	4,969,000	784,000
Hospitality	2,373,000	2,299,000	4,079,000	3,989,000
Management fees, affiliates	27,000	99,000	54,000	204,000
Interest	453,000	421,000	863,000	1,061,000
Income from equity investments	134,000	1,214,000	591,000	1,348,000
Other	—	80,000	83,000	141,000

	$17,544,000	$8,575,000	$31,908,000	$15,900,000

COSTS AND EXPENSES

Cost of homebuilding, residential lots and other development	$3,109,000	$22,000	$5,677,000	$184,000
Rental expense - commercial
Operating expenses	3,301,000	1,534,000	5,338,000	3,334,000
Depreciation and amortization expense	2,178,000	1,146,000	3,881,000	2,258,000
Rental expense - residential
Operating expenses	1,198,000	244,000	2,291,000	530,000
Depreciation and amortization expense	522,000	58,000	1,372,000	127,000
Hospitality expense
Operating expenses	1,313,000	1,356,000	2,638,000	2,545,000
Depreciation and amortization expense	197,000	206,000	417,000	432,000
General and administrative expense	1,169,000	831,000	2,133,000	1,900,000
Interest expense	3,519,000	1,906,000	6,610,000	3,642,000
Minority interest	(64,000)	39,000	4,000	112,000
Other expenses	421,000	5,000	505,000	10,000

	$16,863,000	$7,347,000	$30,866,000	$15,074,000

Income before income taxes and discontinued operations	681,000	1,228,000	1,042,000	826,000
Provision for income taxes	153,000	198,000	251,000	105,000

Income from continuing operations	528,000	1,030,000	791,000	721,000

Income from discontinued operations, net of tax	108,000	1,909,000	137,000	2,057,000

Net income	$636,000	$2,939,000	$928,000	$2,778,000

Income from continuing operations per common share	$0.19	$0.38	$0.29	$0.26

Income from discontinued operations per common share	$0.04	$0.69	$0.05	$0.75

Net income per common share	$0.23	$1.07	$0.34	$1.01

FUNDS FROM OPERATIONS (FFO)

Net income	$636,000	$2,939,000	$928,000	$2,778,000
Add: Depreciation and amortization including Company’s share of unconsolidated real estate joint ventures	3,128,000	1,853,000	6,001,000	3,139,000
Less: Gain on sale of properties, net of tax	—	(1,711,000)	—	(1,711,000)

Funds from operations	$3,764,000	$3,081,000	$6,929,000	$4,206,000

Weighted average number of common shares outstanding	2,738,606	2,738,606	2,738,606	2,738,606